Exhibit 99.1

WisdomTree Announces First Quarter 2019 Results

$8.8 million net income, or $7.7 million net income, as adjusted

$0.05 diluted EPS for the quarter, also $0.05 as adjusted

Declares $0.03 quarterly dividend

New York, NY – (GlobeNewswire) – April 26, 2019 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager today reported net income of $8.8 million or $0.05 diluted EPS in the first quarter. Adjusted net income (a non-GAAP measure1) was $7.7 million1 or $0.05 diluted EPS1. This compares to net income of $9.4 million or $0.07 diluted EPS (as adjusted, $11.0 million1 2 or $0.08 diluted EPS1) in the first quarter of last year and a net loss of ($11.6) million or ($0.08) diluted loss per share (as adjusted, $9.8 million1 2 or $0.06 diluted EPS1) in the fourth quarter of 2018.

WisdomTree CEO and President Jonathan Steinberg said, “In the first quarter, excluding our two largest currency hedged products, we generated $1.8 billion of inflows, representing 16% annualized organic growth, more than double the growth rate of the ETF industry. This marks the second consecutive quarter of strong, diversified flows and evidence our strategic initiatives around Advisor Solutions, accessing new distribution channels and leveraging technology are positively impacting our growth. The investments we’ve made over the past few years have truly transformed our platform.”

Steinberg continued, “In 2019, WisdomTree’s focus remains on generating strong, diversified and profitable growth for our stockholders. WisdomTree is well positioned for the next wave of profitable growth.”

	Three Months Ended			Change From
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Dec. 31, 2018	Mar. 31, 2018
Consolidated Operating Highlights ($, in billions):
AUM	$58.9	$54.1	$45.0	8.9%	31.1%
Net inflows/(outflows)	$0.6	$0.2	$(2.2)	138.7%	n/a
Average AUM	$57.7	$56.4	$47.7	2.2%	20.9%
Average advisory fee	0.46%	0.47%	0.50%	-0.01	-0.04

Consolidated Financial Highlights ($, in millions, except per share amounts):
Operating revenues	$65.5	$67.9	$58.9	(3.5%)	11.2%
Net income/(loss)	$8.8	$(11.6)	$9.4	n/a	(6.4%)
Diluted earnings/(loss) per share	$0.05	$(0.08)	$0.07	n/a	$(0.02)
Operating income margin	16.3%	17.4%	22.4%	-1.1	-6.1
Non-GAAP[1]:
Net income, as adjusted	$7.7	$9.8 [2]	$11.0 [2]	(21.3%)	(29.7%)
Diluted earnings per share, as adjusted	$0.05	$0.06	$0.08	$(0.01)	$(0.03)
Operating income margin, as adjusted	19.9%	21.9%	25.9%	-2.0	-6.0

Recent Business Developments

Company News

•

In April 2019, we announced winning two 2019 ETF.com Awards: Index of the Year – The WisdomTree U.S. Multifactor Index and Best New Asset Allocation ETF – The WisdomTree 90/60 U.S. Balanced Fund (NTSX); we cross-listed five UCITS ETFs on the Bolsa de Valores de Lima (BVL) in Peru; we announced winning two 2019 Mutual Fund Industry & ETF Awards: ETF of the Year – The WisdomTree Floating Rate Treasury Fund (USFR) and ESG/Impact ETF of the Year – The WisdomTree Emerging Markets ex-State-Owned Enterprises Fund (XSOE); and we announced that Susan Cosgrove was appointed to our Board of Directors.

U.S. Listed Product News

•

In February 2019, we announced the addition of 44 WisdomTree ETFs to Schwab ETF OneSourceTM, one of the largest commission-free ETF programs in the industry; and we announced the closing and liquidation of eight WisdomTree ETFs.

•

In March 2019, we announced the implementation of changes for the WisdomTree Dynamic Currency Hedged Europe Equity Fund (DDEZ) to the WisdomTree Europe Multifactor Fund (EUMF) and the WisdomTree Dynamic Currency Hedged Japan Equity Fund (DDJP) to the WisdomTree Japan Multifactor Fund (JAMF), transitioning to transparent, actively managed multifactor strategies.

•	In April 2019, we announced the launch of the WisdomTree India ex-State-Owned Enterprises Fund (IXSE) on the NYSE Arca.

European Listed Product News

•

In February 2019, we announced the launch of two enhanced exchange-traded commodities products: the Boost Enhanced Industrial Metals ETC and the Boost Enhanced Energy ETC, both listed on the London Stock Exchange, the Deutsche Börse Xetra and the Borsa Italiana.

•

In March 2019, we launched our Investor Solutions program and Digital Portfolio Developer (DPD) in Europe. Building on the success of the Advisor Solutions program in the U.S., the program aims to help investment managers to engage more effectively with clients and prospects, and modernize portfolios to meet evolving investor needs; and we launched the WisdomTree USD Floating Rate Treasury Bond UCITS ETF (USFR) on the London Stock Exchange, making U.S. floating rates notes available to European investors in an ETF for the first time.

•	In April 2019, we cross listed seven ETFs on the Swiss Stock Exchange, bringing the total to 16 WisdomTree strategies now listed on SIX Swiss Exchange.

Assets Under Management

U.S. listed ETF assets under management (“AUM”) was $39.4 billion at March 31, 2019, up 10.9% from December 31, 2018 primarily due to market appreciation. International listed ETP AUM was $19.6 billion at March 31, 2019, up 5.2% from December 31, 2018 due to market appreciation and net inflows.

First Quarter Financial Discussion

The primary reason for the increase in our revenues and expenses this quarter as compared to the first quarter of 2018 is due to our acquisition of ETFS, which was completed in April 2018. We refer to the acquisition throughout this press release as the ETFS Acquisition.

Previously disclosed results for the first quarter of 2018 within our Consolidated Statements of Operations have been reclassified to conform with our current presentation. These reclassifications had no effect on previously reported net income.

Operating Revenues

Advisory Fees

Advisory fees of $64.8 million increased 10.9% from the first quarter of 2018 primarily due to the ETFS Acquisition, partly offset by lower average AUM of our U.S. Business segment. Advisory fees decreased 3.5% from the fourth quarter of 2018 primarily due to a lower average U.S. advisory fee and two fewer revenue days in the current quarter, partly offset by higher average AUM in our International Business segment.

Our average global advisory fee was 0.46%, 0.47% and 0.50% during the first quarter of 2019, fourth quarter of 2018 and first quarter of 2018, respectively. The change as compared to the fourth quarter of 2018 was due to a change in product mix primarily in our U.S. Business segment. The change as compared to the first quarter of 2018 was due to the ETFS Acquisition and a change in product mix.

Other Income

Other income of $0.6 million increased 44.0% from the first quarter of 2018 primarily due to creation/redemption fees earned from the ETFS exchange traded products. Other income was essentially unchanged from the fourth quarter of 2018.

Margins

Gross margin for our U.S. Business segment was 80.4%1 in the first quarter of 2019 as compared to 83.9%1 3 in the first quarter of 2018 and 80.2%1 in the fourth quarter of 2018. The decline as compared to the first quarter of 2018 was primarily due to lower revenue capture and lower average AUM. Gross margin for our International Business segment was 70.1%1 in the first quarter of 2019 as compared to 40.1%1 in the first quarter of 2018 and 69.1%1 in the fourth quarter of 2018. The change in gross margin for our International Business segment from the first quarter of 2018 was due to the ETFS Acquisition. The increase from the fourth quarter of 2018 was primarily due to higher average AUM.

Operating income margin on a consolidated basis was 16.3% in the first quarter of 2019 (as adjusted 19.9%1) as compared to 22.4% in the first quarter of 2018 (as adjusted 25.9%1) and 17.4% in the fourth quarter of 2018 (as adjusted 21.9%1).

Operating Expenses

Total operating expenses were $54.8 million for the first quarter of 2019, up 20.0% from the first quarter of 2018 and down 2.2% from the fourth quarter of 2018. Operating expenses increased from the first quarter of 2018 primarily due to expenses associated with the ETFS acquired business. The decrease from the fourth quarter of 2018 was primarily due to lower non-compensation expenses. Excluding severance and acquisition-related costs, total expenses in the current quarter were essentially flat compared to the fourth quarter of last year.

•

Compensation and benefits expense increased 13.1% from the first quarter of 2018 to $21.3 million due to higher compensation expense of our International Business segment associated with the ETFS Acquisition and severance expense of $2.0 million, partly offset by lower headcount costs. These expenses also increased 13.1% from the fourth quarter of 2018 primarily due to higher incentive compensation and seasonally higher payroll taxes associated with bonus payments made in the first quarter of 2019. Headcount of our U.S. Business segment was 141, 153 and 157 and our International Business segment was 75, 75 and 34 at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

•

Fund management and administration expense increased 39.0% from the first quarter of 2018 to $15.2 million due to higher average AUM of our International Business segment primarily associated with the ETFS Acquisition. These expenses decreased 4.4% from the fourth quarter of 2018 primarily due to lower average AUM of our U.S. Business segment, two fewer revenue days in the current quarter and seasonally higher costs in the prior quarter. We had 77 U.S. listed ETFs and 457 International listed ETPs at the end of the quarter.

•

Marketing and advertising expense decreased 16.1% and 27.0% from the first quarter of 2018 and fourth quarter of 2018, respectively, to $2.7 million. The decrease from the first quarter of 2018 was primarily due to lower spending of our U.S. Business segment. Spending was reduced globally as compared to the fourth quarter of 2018.

•

Sales and business development expense increased 16.0% from the first quarter of 2018 to $4.4 million due to sales related activities of the ETFS acquired business. These expenses decreased 12.2% from the fourth quarter of 2018 due to lower spending on sales related activities globally.

•

Contractual gold payments expense increased 6.2% from the fourth quarter of 2018 to $3.1 million. This expense was associated with the payment of 2,375 ounces of gold and was calculated using an average daily spot price of $1,304 and $1,229 per ounce, during the first quarter of 2019 and fourth quarter of 2018, respectively.

•

Professional and consulting fees decreased 9.4% and 48.1% from the first quarter of 2018 and fourth quarter of 2018, respectively, to $1.5 million due to lower spending on corporate consulting-related expenses.

•

Occupancy, communications and equipment expense increased 18.7% from the first quarter of 2018 to $1.6 million due to additional office space associated with the ETFS Acquisition. These expenses were essentially unchanged from the fourth quarter of 2018.

•	Depreciation expense decreased 24.2% and 11.2% from the first quarter of 2018 and fourth quarter of 2018, respectively, to $0.3 million primarily due to the closure of our office in Japan.

•

Third-party distribution fees increased 39.1% and 32.4% from the first quarter of 2018 and fourth quarter of 2018, respectively, to $2.4 million primarily due to one-time fees for a platform relationship.

•	Acquisition-related costs decreased 84.8% and 68.9% from the first quarter of 2018 and fourth quarter of 2018, respectively, to $0.3 million as the integration of ETFS is essentially complete.

•

Other expenses increased 14.7% from the first quarter of 2018 to $2.1 million primarily due to higher International Business segment office expenses associated with an increase in headcount from the ETFS Acquisition. These expenses decreased 6.8% from the fourth quarter of 2018 due to lower levels of miscellaneous spending.

Other Income/(Expenses)

•	Interest expense of $2.9 million was essentially unchanged from the fourth quarter of 2018.

•

We recognized a gain on revaluation of deferred consideration of $4.4 million and a loss of ($5.4) million during the first quarter of 2019 and fourth quarter of 2018, respectively. The gain arose in the current quarter as the forward-looking gold curve flattened when compared to the forward-looking gold curve on December 31, 2018, the date on which the deferred consideration was last measured. The magnitude of any gain or loss recognized is highly correlated to the magnitude of the change in the forward-looking price of gold.

•

Interest income decreased 19.0% from the first quarter of 2018 to $0.8 million due to the maturity of our short-term investment grade portfolio in the first quarter of 2018, partly offset by paid-in-kind (“PIK”) interest on a note receivable from AdvisorEngine Inc. Interest income was essentially unchanged from the fourth quarter of 2018.

•	We recognized an impairment of $0.6 million during the first quarter of 2019 in connection with the termination of our Japan office lease.

•

Other gains/(losses), net were ($4.6) million, ($0.3) million and $0.4 million during the first quarter of 2019, first quarter of 2018 and fourth quarter of 2018, respectively. Included in the first quarter of 2019 is a charge of $4.3 million arising from a release of a tax-related indemnification asset upon the expiration of the statute of limitations. The indemnification arose from tax exposures assumed in the ETFS Acquisition. An equal and offsetting benefit has been recognized in income tax expense. In addition, gains and losses generally arise from the sale of gold earned from management fees paid by our physically-backed gold ETPs, foreign exchange fluctuations, securities owned and other miscellaneous items.

Income Taxes

We recorded an income tax benefit of $1.0 million (-13.5% effective tax rate). Our adjusted effective income tax rate was 26.9%1 which excludes the $4.3 million recognized in connection with the release of the tax-related indemnification asset described above, the non-taxable gain on revaluation of deferred consideration and tax shortfalls associated with the vesting and exercise of stock-based compensation awards.

Balance Sheet

As of March 31, 2019, we had total assets of $919.9 million which consisted primarily of intangible assets and goodwill of $689.1 million, and cash and securities owned of $105.5 million. There were approximately 155.1 million shares of our common stock outstanding as of March 31, 2019.

Quarterly Dividend and Buyback

Our Board of Directors declared a quarterly cash dividend of $0.03 per share of our common stock. The dividend will be paid on May 22, 2019 to stockholders of record as of the close of business on May 8, 2019.

On April 24, 2019, our Board of Directors extended the term of our share repurchase program for three years through April 27, 2022. As of March 31, 2019, $83.7 million remained under this program for future purchases, which will include purchases to offset future equity grants made under our equity plans and will be made in open market or privately negotiated transactions. This authority may be exercised from time to time and in such amounts as market conditions warrant, and subject to the terms of our credit agreement and regulatory considerations. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. The repurchase program may be suspended or terminated at any time without prior notice.

Conference Call

WisdomTree will discuss its results and operational highlights during a conference call on Friday, April 26, 2019 at 9:00 a.m. ET. The call-in number will be (877) 303-7209. Anyone outside the U.S. or Canada should call (970) 315-0420. The slides used during the presentation will be available at http://ir.wisdomtree.com. For those unable to join the conference call at the scheduled time, an audio replay will be available on http://ir.wisdomtree.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, the risks described below. If one or more of these or other risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this press release completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this press release may include statements about:

•	anticipated trends, conditions and investor sentiment in the global markets and ETPs;

•	anticipated levels of inflows into and outflows out of our ETPs;

•	our ability to deliver favorable rates of return to investors;

•	competition in our business;

•	our ability to develop new products and services;

•	our ability to maintain current vendors or find new vendors to provide services to us at favorable costs;

•	our ability to successfully operate and expand our business in non-U.S. markets; and

•	the effect of laws and regulations that apply to our business.

Our business is subject to many risks and uncertainties, including without limitation:

•

Declining prices of securities, precious metals and other commodities can adversely affect our business by reducing the market value of the assets we manage or causing WisdomTree ETP investors to sell their fund shares and trigger redemptions.

•

Fluctuations in the amount and mix of our AUM, whether caused by disruptions in the financial markets or otherwise, may negatively impact revenues and operating margins, and may impede our ability to refinance our debt upon maturity, increase the cost of borrowing or result in our debt being called prior to maturity.

•	Withdrawals or broad changes in investments in our ETPs by investors with significant positions may negatively impact revenues and operating margins.

•	Competitive pressures could reduce revenues and profit margins.

•

We derive a substantial portion of our revenues from a limited number of products, and as a result, our operating results are particularly exposed to the performance of these products and our ability to maintain the AUM of these products, as well as investor sentiment toward investing in the products’ strategies and market-specific and political and economic risk.

•

A significant portion of our AUM is held in ETFs that invest in foreign securities and we therefore have substantial exposure to foreign market conditions and are subject to currency exchange rate risks.

•

Net outflows in our two largest ETFs – the WisdomTree Europe Hedged Equity Fund and the WisdomTree Japan Hedged Equity Fund – have had, and in the future could continue to have, a negative impact on our revenues.

•	Over the last few years, we have expanded our business globally. This expansion subjects us to increased operational, regulatory, financial and other risks.

•	Many of our ETPs and ETFs have a limited track record, and poor investment performance could cause our revenues to decline.

•

We depend on third parties to provide many critical services to operate our business and our ETPs and ETFs. The failure of key vendors to adequately provide such services could materially affect our operating business and harm WisdomTree ETP investors.

Other factors, such as general economic conditions, including currency exchange rate fluctuations, also may have an effect on the results of our operations. For a more complete description of the risks noted above and other risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date of this press release.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe and Canada (collectively, “WisdomTree”), is an ETF and ETP sponsor and asset manager headquartered in New York. WisdomTree offers products covering equity, commodity, fixed income, leveraged and inverse, currency and alternative strategies. WisdomTree currently has approximately $59.3 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

[1]	See “Non-GAAP Financial Measurements.”
[2]

Adjusted net income is now calculated excluding tax shortfalls and windfalls upon the vesting and exercise of stock-based compensation awards. Amounts previously reported as adjusted net income have been restated to conform with our current presentation. This change had no impact to previously reported adjusted earnings per share for the first and fourth quarters of 2018.

[3]

Gross margin is now calculated as total operating revenues, less fund management and administration expenses. Gross margin percentage is calculated as gross margin divided by total operating revenues. See “Non-GAAP Financial Measurements” below for additional information. Amounts previously reported as gross margin for the U.S. Business segment have been restated to conform with our current presentation.

Contact Information:

Investor Relations	Media Relations
WisdomTree Investments, Inc.	WisdomTree Investments, Inc.
Jason Weyeneth, CFA	Jessica Zaloom
+1.917.267.3858	+1.917.267.3735
jweyeneth@wisdomtree.com	jzaloom@wisdomtree.com

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			% Change From
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Dec. 31, 2018	Mar. 31, 2018
Operating Revenues:
Advisory fees	$64,840	$67,191	$58,456	-3.5%	10.9%
Other income	645	676	448	-4.6%	44.0%

Total revenues	65,485	67,867	58,904	-3.5%	11.2%

Operating Expenses:
Compensation and benefits	21,301	18,838	18,832	13.1%	13.1%
Fund management and administration	15,166	15,861	10,912	-4.4%	39.0%
Marketing and advertising	2,680	3,672	3,195	-27.0%	-16.1%
Sales and business development	4,422	5,036	3,813	-12.2%	16.0%
Contractual gold payments	3,098	2,917	—	6.2%	n/a
Professional and consulting fees	1,482	2,854	1,636	-48.1%	-9.4%
Occupancy, communications and equipment	1,618	1,544	1,363	4.8%	18.7%
Depreciation and amortization	269	303	355	-11.2%	-24.2%
Third-party distribution fees	2,400	1,813	1,725	32.4%	39.1%
Acquisition-related costs	313	1,008	2,062	-68.9%	-84.8%
Other	2,053	2,202	1,790	-6.8%	14.7%

Total expenses	54,802	56,048	45,683	-2.2%	20.0%

Operating income	10,683	11,819	13,221	-9.6%	-19.2%
Other Income/(Expenses):
Interest expense	(2,892)	(2,859)	—	1.2%	n/a
Gain/(loss) on revaluation of deferred consideration – gold payments	4,404	(5,410)	—	n/a	n/a
Interest income	779	800	962	-2.6%	-19.0%
Impairments	(572)	(17,386)	—	-96.7%	n/a
Other gains and losses, net	(4,627)	439	(261)	n/a	n/a

Income/(loss) before taxes	7,775	(12,597)	13,922	n/a	-44.2%
Income tax (benefit)/expense	(1,049)	(1,033)	4,498	1.5%	n/a

Net income/(loss)	$8,824	$(11,564)	$9,424	n/a	-6.4%

Earnings/(loss) per share – basic	$0.05	$(0.08)	$0.07
Earnings/(loss) per share – diluted	$0.05	$(0.08)	$0.07
Weighted average common shares – basic	151,625	151,083	135,329
Weighted average common shares – diluted	166,811	151,083	136,468

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(in thousands)

(Unaudited)

The following tables set forth the pre-tax operating results for the Company’s U.S. Business and International Business segments.

U.S. Business Segment

	Three Months Ended			% Change From
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Dec. 31, 2018	Mar. 31, 2018
Operating Revenues:
Advisory fees	$42,517	$45,633	$55,518	-6.8%	-23.4%
Other income	106	126	147	-15.9%	-27.9%

Total revenues	42,623	45,759	55,665	-6.9%	-23.4%

Operating Expenses:
Compensation and benefits	16,779	14,370	16,371	16.8%	2.5%
Fund management and administration	8,340	9,038	8,973	-7.7%	-7.1%
Marketing and advertising	2,162	2,704	2,843	-20.0%	-24.0%
Sales and business development	3,359	3,747	3,455	-10.4%	-2.8%
Professional and consulting fees	1,072	2,166	1,325	-50.5%	-19.1%
Occupancy, communications and equipment	1,283	1,205	1,225	6.5%	4.7%
Depreciation and amortization	246	280	339	-12.1%	-27.4%
Third-party distribution fees	2,338	1,789	1,649	30.7%	41.8%
Acquisition-related costs	11	72	1,197	-84.7%	-99.1%
Other	1,586	1,617	1,653	-1.9%	-4.1%

Total expenses	37,176	36,988	39,030	0.5%	-4.8%

Operating income	5,447	8,771	16,635	-37.9%	-67.3%
Other Income/(Expenses):
Interest expense	(192)	(197)	—	-2.5%	n/a
Interest income	779	800	962	-2.6%	-19.0%
Impairments	(572)	(17,386)	—	-96.7%	n/a
Other gains and losses, net	145	266	(226)	-45.5%	n/a

Income/(loss) before taxes	$5,607	$(7,746)	$17,371	n/a	-67.7%

Operating income margin	12.8%	19.2%	29.9%

International Business Segment

	Three Months Ended			% Change From
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018	Dec. 31, 2018	Mar. 31, 2018
Operating Revenues:
Advisory fees	$22,323	$21,558	$2,938	3.5%	659.8%
Other income	539	550	301	-2.0%	79.1%

Total revenues	22,862	22,108	3,239	3.4%	605.8%

Operating Expenses:
Compensation and benefits	4,522	4,468	2,461	1.2%	83.7%
Fund management and administration	6,826	6,823	1,939	0.0%	252.0%
Marketing and advertising	518	968	352	-46.5%	47.2%
Sales and business development	1,063	1,289	358	-17.5%	196.9%
Contractual gold payments	3,098	2,917	—	6.2%	n/a
Professional and consulting fees	410	688	311	-40.4%	31.8%
Occupancy, communications and equipment	335	339	138	-1.2%	142.8%
Depreciation and amortization	23	23	16	0.0%	43.8%
Third-party distribution fees	62	24	76	158.3%	-18.4%
Acquisition-related costs	302	936	865	-67.7%	-65.1%
Other	467	585	137	-20.2%	240.9%

Total expenses	17,626	19,060	6,653	-7.5%	164.9%

Operating income	5,236	3,048	(3,414)	71.8%	-253.4%
Other Income/(Expenses):
Interest expense	(2,700)	(2,662)	—	1.4%	n/a
Gain/(loss) on revaluation of deferred consideration – gold payments	4,404	(5,410)	—	n/a	n/a
Other gains and losses, net	(4,772)	173	(35)	n/a	n/a

Income/(loss) before taxes	$2,168	$(4,851)	$(3,449)	n/a	n/a

Operating income margin	22.9%	13.8%	n/a

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	Mar. 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$78,942	$77,784
Securities owned, at fair value	6,419	8,873
Accounts receivable	28,136	25,834
Income taxes receivable	1,770	1,181
Prepaid expenses	4,037	4,441
Other current assets	164	163

Total current assets	119,468	118,276
Fixed assets, net	8,863	9,122
Note receivable	29,317	28,722
Securities held-to-maturity	20,159	20,180
Deferred tax assets, net	3,998	7,042
Investments, carried at cost	28,080	28,080
Right of use assets – operating leases	19,446	—
Goodwill	85,856	85,856
Intangible assets	603,251	603,209
Other noncurrent assets	1,486	2,155

Total assets	$919,924	$902,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Fund management and administration payable	$26,921	$22,508
Compensation and benefits payable	9,214	18,453
Deferred consideration – gold payments	11,857	11,765
Securities sold, but not yet purchased, at fair value	1,338	1,698
Operating lease liabilities	3,651	—
Accounts payable and other liabilities	9,772	8,377

Total current liabilities	62,753	62,801
Long-term debt	195,174	194,592
Deferred consideration – gold payments	145,290	149,775
Operating lease liabilities	20,704	—
Deferred rent payable	—	4,570

Total liabilities	423,921	411,738

Preferred stock – Series A Non-Voting Convertible, par value $0.01; 14.750 shares authorized, issued and outstanding	132,569	132,569

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01; 250,000 shares authorized:
Issued and outstanding: 155,056 and 153,202 at March 31, 2019 and December 31, 2018, respectively	1,551	1,532
Additional paid-in capital	364,717	363,655
Accumulated other comprehensive income	758	467
Accumulated deficit	(3,592)	(7,319)

Total stockholders’ equity	363,434	358,335

Total liabilities and stockholders’ equity	$919,924	$902,642

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended
	Mar. 31, 2019	Mar. 31, 2018
Cash flows from operating activities:
Net income	$8,824	$9,424
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Advisory fees received in gold and other precious metals	(11,389)	—
Gain on revaluation of deferred consideration – gold payments	(4,404)	—
Contractual gold payments	3,098	—
Stock-based compensation	3,072	3,309
Deferred income taxes	3,048	(136)
Amortization of right of use asset	798	—
Amortization of credit facility issuance costs	711	—
Paid-in-kind interest income	(595)	(416)
Impairment	572	—
Depreciation and amortization	269	355
Other	3	661
Changes in operating assets and liabilities:
Securities owned, at fair value	2,454	1,106
Accounts receivable	(1,939)	606
Income taxes receivable/payable	(604)	4,297
Prepaid expenses	419	(360)
Gold and other precious metals	7,975	—
Other assets	182	160
Fund management and administration payable	4,274	(1,744)
Compensation and benefits payable	(9,250)	(22,003)
Securities sold, but not yet purchased, at fair value	(360)	(950)
Operating lease liabilities	(881)	—
Accounts payable and other liabilities	1,575	855

Net cash provided by/(used in) operating activities	7,852	(4,836)

Cash flows from investing activities:
Purchase of fixed assets	(7)	(17)
Proceeds from held-to-maturity securities maturing or called prior to maturity	18	32
Proceeds from sales and maturities of debt securities available-for-sale	—	60,498

Net cash provided by investing activities	11	60,513

Cash flows from financing activities:
Dividends paid	(5,097)	(4,132)
Shares repurchased	(2,005)	(734)
Proceeds from exercise of stock options	14	54

Net cash used in financing activities	(7,088)	(4,812)

Increase in cash flows due to changes in foreign exchange rate	383	593

Net increase in cash and cash equivalents	1,158	51,458
Cash and cash equivalents – beginning of period	77,784	54,193

Cash and cash equivalents – end of period	$78,942	$105,651

Supplemental disclosure of cash flow information:
Cash paid for taxes	$707	$339

Cash paid for interest	$2,224	$—

WisdomTree Investments, Inc.

Key Operating Statistics (Unaudited)

	Three Months Ended
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
U.S. LISTED ETFs (in millions)
Beginning of period assets	$35,486	$41,556	$46,827
Inflows/(outflows)	147	(893)	(2,167)
Market appreciation/(depreciation)	3,820	(5,177)	(1,729)
Fund closures	(87)	—	(45)

End of period assets	$39,366	$35,486	$42,886

Average assets during the period	$38,061	$38,246	$45,618
Average ETF advisory fee during the period	0.45%	0.47%	0.49%
Revenue days	90	92	90
Number of ETFs – end of the period	77	85	81

INTERNATIONAL LISTED ETPs (in millions)
Beginning of period assets	$18,608	$17,587	$2,110
Inflows/(outflows)	414	1,138	(47)
Market appreciation/(depreciation)	545	(117)	12

End of period assets	$19,567	$18,608	$2,075

Average assets during the period	$19,616	$18,175	$2,106
Average ETP advisory fee during the period	0.47%	0.47%	0.57%
Number of ETPs – end of the period	457	452	99

PRODUCT CATEGORIES (in millions)

Commodity & Currency
Beginning of period assets	$16,251	$15,039	$445
Inflows/(outflows)	227	984	(28)
Market appreciation/(depreciation)	358	228	(1)

End of period assets	$16,836	$16,251	$416

Average assets during the period	$17,027	$15,658	$426

U.S. Equity
Beginning of period assets	$13,334	$15,187	$14,234
Inflows/(outflows)	632	394	47
Market appreciation/(depreciation)	1,914	(2,247)	(922)

End of period assets	$15,880	$13,334	$13,359

Average assets during the period	$14,947	$14,291	$14,122

International Developed Market Equity
Beginning of period assets	$14,532	$19,590	$25,950
Inflows/(outflows)	(1,553)	(2,384)	(2,704)
Market appreciation/(depreciation)	1,438	(2,674)	(814)

End of period assets	$14,417	$14,532	$22,432

Average assets during the period	$14,525	$16,962	$24,435

Emerging Market Equity
Beginning of period assets	$5,278	$5,346	$5,887
Inflows/(outflows)	(84)	233	425
Market appreciation/(depreciation)	536	(301)	(23)

End of period assets	$5,730	$5,278	$6,289

Average assets during the period	$5,502	$5,148	$6,259

Fixed Income
Beginning of period assets	$2,570	$1,721	$862
Inflows/(outflows)	1,418	880	253
Market appreciation/(depreciation)	35	(31)	(14)

End of period assets	$4,023	$2,570	$1,101

Average assets during the period	$3,511	$2,140	$1,014

Key Operating Statistics (Unaudited)

	Three Months Ended
	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Leveraged & Inverse
Beginning of period assets	$1,282	$1,445	$930
Inflows/(outflows)	67	(1)	(135)
Market appreciation/(depreciation)	70	(162)	77

End of period assets	$1,419	$1,282	$872

Average assets during the period	$1,408	$1,393	$877

Alternatives
Beginning of period assets	$755	$674	$582
Inflows/(outflows)	(141)	178	(70)
Market appreciation/(depreciation)	14	(97)	(20)

End of period assets	$628	$755	$492

Average assets during the period	$666	$712	$547

Closed ETPs
Beginning of period assets	$92	$141	$47
Inflows/(outflows)	(5)	(39)	(2)
Market appreciation/(depreciation)	—	(10)	—
Fund closures	(87)	—	(45)

End of period assets	$—	$92	$—

Average assets during the period	$91	$117	$44

Headcount – U.S. Business segment	141	153	157
Headcount – International Business segment	75	75	34

Note: Previously issued statistics may be restated due to fund closures and trade adjustments

Source: WisdomTree

Non-GAAP Financial Measurements

In an effort to provide additional information regarding our results as determined by GAAP, we also disclose certain non-GAAP information which we believe provides useful and meaningful information. Our management reviews these non-GAAP financial measurements when evaluating our financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning, do not replace nor are superior to GAAP financial measurements and are unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measurements should be considered in the context with our GAAP results. The non-GAAP financial measurements contained in this release include:

•

Adjusted net income and adjusted diluted earnings per share. We disclose adjusted net income and adjusted diluted earnings per share as non-GAAP financial measurements in order to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting these non-GAAP financial measures provides investors with a consistent way to analyze our performance. These non-GAAP financial measures exclude the following:

•

Unrealized gains or losses on the revaluation of deferred consideration: Deferred consideration is an obligation we assumed in connection with the ETFS Acquisition that is carried at fair value. This item represents the present value of an obligation to pay fixed ounces of gold into perpetuity and is measured using forward-looking gold prices. Changes in the forward-looking price of gold may have a material impact on the carrying value of the deferred consideration and our reported net income. We exclude this item when arriving at adjusted net income and adjusted diluted earnings per share as it is not core to our operating business. The item is not adjusted for income taxes as the obligation was assumed by a wholly-owned subsidiary of ours that is based in Jersey, a jurisdiction where we are subject to a zero percent tax rate.

•

Tax shortfalls and windfalls upon vesting and exercise of stock-based compensation awards: GAAP requires the recognition of tax windfalls and shortfalls within income tax expense. These items arise upon the vesting and exercise of stock-based compensation awards and the magnitude is directly correlated to the number of awards vesting/exercised as well as the difference between the price of our stock on the date the award was granted and the date the award vested or was exercised. We exclude these items when determining adjusted net income and adjusted diluted earnings per share as they introduce volatility in earnings and are not core to our operating business.

•

Non-recurring items: Severance expense of $2.0 million (or $1.5 million after-tax) for both the first quarter of 2019 and fourth quarter of 2018, acquisition-related costs of $0.3 million, $1.0 million and $2.1 million (or $0.3 million, $0.8 million and $1.9 million after-tax) for the first quarter of 2019, fourth quarter of 2018 and first quarter of 2018, respectively, and impairments of $0.6 million and $17.4 million (or $0.6 million and $14.0 million after-tax) for the first quarter of 2019 and fourth quarter of 2018, respectively, are excluded when determining adjusted net income and adjusted earnings per share.

•

Adjusted effective income tax rate. We disclose our adjusted effective income tax rate as a non-GAAP financial measurement in order to report our effective income tax rate exclusive of items that are non-recurring or not core to our operating business. We believe reporting our adjusted effective income tax rate provides investors with a consistent way to analyze our income taxes. Our adjusted effective income tax rate is calculated by dividing adjusted income tax expense by adjusted income before income taxes. Income tax expense and income before income taxes has been adjusted for the $4.3 million reduction in unrecognized tax benefits and offsetting reduction of a tax-related indemnification asset. In addition, see “adjusted net income and adjusted diluted earnings per share” above for information regarding the other items that are excluded.

•

Gross margin and gross margin percentage. We disclose our gross margin and gross margin percentage as non-GAAP financial measurements for our U.S. Business segment and International Business segment because we believe they provide investors with a consistent way to analyze the amount we retain after paying third-party service providers to operate our ETPs. These ratios also assist us in analyzing the profitability of our products. We define gross margin as total operating revenues less fund management and administration expenses. Gross margin percentage is calculated as gross margin divided by total operating revenues.

•

Adjusted operating income margin. We disclose adjusted operating income margin as a non-GAAP financial measurement on a consolidated basis, as well as for our U.S. Business segment and International Business segment in order to report our operating income margin exclusive of items that are non-recurring or not core to our operating business.

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

GAAP to NON-GAAP RECONCILIATION

(in thousands)

(Unaudited)

Consolidated

	Three Months Ended
Adjusted Net Income and Diluted Earnings per Share:	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Net income/(loss), as reported	$8,824	$(11,564)	$9,424
Add back/(deduct): Unrealized loss/(gain) on revaluation of deferred consideration	(4,404)	5,410	—
Add back: Severance expense, net of income taxes	1,521	1,526	—
Add back/(deduct): Tax shortfalls/(windfalls) upon vesting and exercise of stock-based compensation awards	971	(403)	(269)
Add back: Impairments, net of income taxes	572	14,048	—
Add back: Acquisition-related costs, net of income taxes	253	812	1,851

Adjusted net income	$7,737	$9,829	$11,006
Weighted average common shares - diluted	166,811	166,686	136,468

Adjusted earnings per share - diluted	$0.05	$0.06	$0.08

	Three Months Ended
Adjusted Operating Income Margin:	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Operating revenues	$65,485	$67,867	$58,904

Operating income	$10,683	$11,819	$13,221
Add back: Severance expense, before income taxes	2,020	2,014	—
Add back: Acquisition-related costs, before income taxes	313	1,008	2,062

Adjusted operating income	$13,016	$14,841	$15,283

Adjusted operating income margin	19.9%	21.9%	25.9%

	Three Months Ended
Adjusted Effective Income Tax Rate:	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Income/(loss) before income taxes	$7,775	$(12,597)	$13,922
Add back/(deduct): Unrealized loss/(gain) on revaluation of deferred consideration	(4,404)	5,410	—
Add back: Loss recognized upon reduction of a tax-related indemnification asset	4,310	—	—
Add back: Severance expense, before income taxes	2,020	2,014	—
Add back: Impairments, before income taxes	572	17,386	—
Add back: Acquisition-related costs, before income taxes	313	1,008	2,062

Adjusted income before income taxes	$10,586	$13,221	$15,984

Income tax (benefit)/expense	$(1,049)	$(1,033)	$4,498
Add back: Tax benefit arising from impairments	—	3,338	—
Add back: Tax benefit arising from reduction in unrecognized tax benefits	4,310	—	—
Add back/(deduct): Tax windfalls/(shortfalls) upon vesting and exercise of stock-based compensation awards	(971)	403	269
Add back: Tax benefit arising from severance expense	499	488	—
Add back: Tax benefit arising from acquisition-related costs	60	196	211

Adjusted income tax expense	$2,849	$3,392	$4,978

Adjusted effective income tax rate	26.9%	25.7%	31.1%

U.S. Business Segment

	Three Months Ended
Gross Margin and Gross Margin Percentage:	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Operating revenues	$42,623	$45,759	$55,665
Less: Fund management and administration	(8,340)	(9,038)	(8,973)

Gross margin	$34,283	$36,721	$46,692

Gross margin percentage	80.4%	80.2%	83.9%

	Three Months Ended
Adjusted Operating Income Margin:	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Operating revenues	$42,623	$45,759	$55,665

Operating income	$5,447	$8,771	$16,635
Add back: Severance expense, before income taxes	2,020	2,014	—
Add back: Acquisition-related costs, before income taxes	11	72	1,197

Adjusted operating income	$7,478	$10,857	$17,832

Adjusted operating income margin	17.5%	23.7%	32.0%

International Business Segment

	Three Months Ended
Gross Margin and Gross Margin Percentage:	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Operating revenues	$22,862	$22,108	$3,239
Less: Fund management and administration	(6,826)	(6,823)	(1,939)

Gross margin	$16,036	$15,285	$1,300

Gross margin percentage	70.1%	69.1%	40.1%

	Three Months Ended
Adjusted Operating Income Margin:	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Operating revenues	$22,862	$22,108	n/a

Operating income	$5,236	$3,048	n/a
Add back: Acquisition-related costs, before income taxes	302	936	n/a

Adjusted operating income	$5,538	$3,984	n/a

Adjusted operating income margin	24.2%	18.0%	n/a